Underlying supplement no. 1040	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated November 8, 2007
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the Nikkei 225SM Index (NKY), the S&P®/ASX 200 Index (AS51), the CECE Composite Index® (CECEEUR) and the Swiss Market Index® (SMI)

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to a basket of indices. This underlying supplement no. 1040 describes a basket of indices (the “Basket”) consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the S&P®/ASX 200 Index, the CECE Composite Index® and the Swiss Market Index®, which we refer to in this underlying supplement as Basket Indices. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should carefully read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the S&P®/ASX 200 Index, the CECE Composite Index® and the Swiss Market Index® set forth in this underlying supplement, before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements.

Investing in notes linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the S&P®/ASX 200 Index, the CECE Composite Index® and the Swiss Market Index® involves a number of risks. See “Risk Factors” beginning on page US-1 in this underlying supplement no. 1040 and “ Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1040, the accompanying base prospectus and MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

November 8, 2007

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“Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for certain purposes by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Dow Jones EURO STOXX 50® Index, are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

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“FTSE®”, “FT-SE®” and “Footsie®” are registered trademarks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited (“FTSE”) under license. The notes, which are linked to the performance of the FTSE 100 Index®, are not sponsored, endorsed, sold or promoted by FTSE, and FTSE makes no representation regarding the advisability of investing in the notes.

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“Nikkei” and “Nikkei 225” are service marks of Nikkei Inc. and will be licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Nikkei 225SM Index, are not sponsored, endorsed, sold or promoted by Nikkei Inc., and Nikkei Inc. makes no representation regarding the advisability of investing in the notes.

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“Standard & Poor’s”, “S&P”, “S&P 500” and “Standard & Poor’s 500” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the S&P®/ASX 200 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

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“CECE Composite Index®” and “CECEEUR®” are registered trademarks of Wiener Börse AG and has been licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the CECE Composite Index®, are not sponsored, endorsed, sold or promoted by Wiener Börse AG, and Wiener Börse AG makes no representation regarding the advisability of investing in the notes.

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“Swiss Market Index®”, “Swiss Leader Index®”, and “Swiss Performance Index®” are internationally registered trademarks of SWX Swiss Exchange and have been licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Swiss Market Index®, are not sponsored, endorsed, sold or promoted by SWX Swiss Exchange, and SWX Swiss Exchange makes no representation regarding the advisability of investing in the notes.

Underlying Supplement
Risk Factors	US-1
The Basket	US-4
The Dow Jones EURO STOXX 50® Index	US-5
The FTSE 100 Index®	US-10
The Nikkei 225SM Index	US-13
The S&P®/ASX 200 Index	US-17
The CECE Composite Index®	US-21
The Swiss Market Index®	US-25

MTN Prospectus Supplement
Risk Factors	S-3
Description of the Notes	S-12
Supplemental United States Federal Income Tax Consequences	S-36
Certain ERISA Considerations	S-43
Plan of Distribution	S-44
Appendix A	A-1

Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

This underlying supplement no. 1040, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous communications concerning the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1040, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1040, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

US-i

The notes described in this underlying supplement no. 1040, the relevant terms supplements, and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1040, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1040, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-ii

RISK FACTORS

Your investment in notes linked to a basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the S&P®/ASX 200 Index, CECE Composite Index® and the Swiss Market Index® will involve certain risks. Investing in the notes is not equivalent to investing directly in the Basket Indices or any of the component stocks of a Basket Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to the Basket is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in exchange rates that might affect the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the S&P®/ASX 200 Index, the CECE Composite Index® or the Swiss Market Index®.

Although the stocks that make up each of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the S&P®/ASX 200 Index, the CECE Composite Index® or the Swiss Market Index® are traded in currencies other than U.S. dollars, and the notes, which are linked to the Basket Indices, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that make up the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the S&P®/ASX 200 Index, the CECE Composite Index® or the Swiss Market Index® are denominated.

Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Each publisher may adjust its respective Basket Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50® Index. FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSE 100 Index®. Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225SM Index. The Standard & Poor’s Australian Index Committee (the “S&P/ASX Committee”) is responsible for calculating and maintaining the S&P®/ASX 200 Index. Wiener Börse AG is responsible for calculating and maintaining the CECE Composite Index®. The SWX Swiss Exchange is responsible for calculating and maintaining the Swiss Market Index®. We are not affiliated with STOXX Limited, FTSE, Nikkei Inc., the S&P/ASX Committee, Wiener Börse AG or the SWX Swiss Exchange in any way (except for the licensing arrangements discussed below in “The Dow Jones EURO STOXX 50® Index”, “The FTSE 100 Index®”, “The Nikkei 225SM Index”, “The S&P®/ASX 200 Index”, “The CECE Composite Index®” and “The Swiss Market Index®”), and we have no way to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the related Basket Index.

Each of STOXX Limited, FTSE, Nikkei Inc., the S&P/ASX Committee, Wiener Börse AG and the SWX Swiss Exchange can add, delete or substitute the stocks underlying its Basket Index or make other methodological changes that could change the level of its Basket Index. You should realize that the changing of companies included in any Basket Index may affect such Basket Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of STOXX Limited, FTSE, Nikkei Inc., the S&P/ASX

Committee, Wiener Börse AG or the SWX Swiss Exchange may alter, discontinue or suspend calculation or dissemination of its Basket Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. None of STOXX Limited, FTSE, Nikkei Inc., the S&P/ASX Committee, Wiener Börse AG and the SWX Swiss Exchange has any obligation to consider your interests in calculating or revising its Index. See “The Dow Jones EURO STOXX 50® Index”, “The FTSE 100 Index®”, “The Nikkei 225SM Index”, “The S&P®/ASX 200 Index”, “The CECE Composite Index® ” and “The Swiss Market Index®.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket.

We are not affiliated with any of the other companies whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to STOXX Limited, FTSE, Nikkei Inc., the S&P/ASX Committee, Wiener Börse AG, the SWX Swiss Exchange or any of the companies represented in the Basket and none of those companies will be involved in the offering of notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Basket Indices.

Investing in the notes is not equivalent to investing in the securities underlying the Basket Indices. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities that make up any of the Basket Indices would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute each Basket Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Basket Indices are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets.

There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Basket Indices are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

The Notes will be subject to currency exchange risk.

Because the CECE Composite Index® is calculated in euro but its component securities are denominated in Czech koruna, Hungarian forint or Polish zloty, the value of the CECE Composite Index®, and consequently the value of the Notes, will be affected by the exchange rates between the euro and the Czech koruna, Hungarian forint and Polish zloty. Therefore, if the applicable currencies appreciate or depreciate relative to the euro over the term of the notes, the value of your notes may increase or decrease at maturity.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the six Basket Indices, which will be equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE DOW JONES EURO STOXX 50® INDEX

We have derived all information contained in this underlying supplement no. 1040 regarding the Dow Jones EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is offered and maintained by STOXX Limited. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Dow Jones EURO STOXX 50® Index, including the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index, may be obtained at the STOXX Limited website (www.stoxx.com). Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1040 or any terms supplement.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>” or from the STOXX Limited website at www.stoxx.com.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. Publication of the Dow Jones EURO STOXX 50® Index began on February 28, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

The free float factors and weighting cap factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The weighting of a component stock is capped at 10% of the Dow Jones EURO STOXX 50® Index’s total free float market capitalization.

The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.

The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index Level	=	free float market capitalization of the Dow Jones EURO STOXX 50® Index	x	1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” number of shares held (where applicable).

(1) Cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases	(2) Special cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases
(3) Split and reverse split: Adjusted price = closing price × A/B New number of shares = old number of shares × B/A Divisor: no change	(4) Rights offering: Adjusted price = (closing price × A + subscription price × B) / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: increases
(5) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: no change	(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced

by company × (1 – withholding tax)) × A/B

New number of shares = old number of shares × B/A

Divisor: decreases

(8) Repurchase shares / self tender:

Adjusted price = ((price before tender × old number of

shares ) – (tender price × number of

tendered shares)) / (old number of

shares - number of tendered shares)

New number of shares = old number of shares -                                    number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = ((closing price × A) – (price of spun-off shares × B)) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

•    Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

•    If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

– If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price                        × C × (1 + B/A)) / ((A + B) × ( 1 + C/A))

New number of shares = old number of shares × ((A +                                    B) × (1 + C / A)) / A

Divisor: increases

– If stock distribution is applicable after rights offering (one action applicable to other):

Adjusted price = (closing price × A + subscription

price × C) / ((A + C) × (1 + B / A))

New number of shares = old number of shares ×

                                       ((A + C) × (1 + B / A))

Divisor: increases

– Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

STOXX Limited has no obligation to continue to publish the Dow Jones EURO STOXX 50® Index, and may discontinue publication of the Dow Jones EURO STOXX 50® Index at any time in its sole discretion. If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “Dow Jones EURO STOXX 50® Index successor index”), then any Index closing level will be determined by reference to the level of such Dow Jones EURO STOXX 50® Index successor index at the close of trading on the relevant exchange or market for the Dow Jones EURO STOXX 50® Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Dow Jones EURO STOXX 50® Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Dow Jones EURO STOXX 50® Index successor index is available at such time, or the calculation agent has previously selected a Dow Jones EURO STOXX 50® Index successor index and publication of such Dow Jones EURO STOXX 50® Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if STOXX Limited (or the publisher of any Dow Jones EURO STOXX 50 successor index) fails to calculate and publish a closing level for the Dow Jones EURO STOXX 50® Index (or any Dow Jones EURO STOXX 50 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX 50® Index successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently making up the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX 50® Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones EURO STOXX 50® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Dow Jones EURO STOXX 50® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index successor index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50®

Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index successor index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with STOXX Limited

Lehman Brothers International Europe has entered into a non-transferable, non-exclusive license agreement with STOXX Limited, which grants Lehman Brothers Holdings Inc. and certain of its affiliates or subsidiaries a license, in exchange for a fee, to use the Dow Jones EURO STOXX 50® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to Lehman Brothers Holdings Inc. other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Lehman Brothers Holdings Inc. or the notes. STOXX Limited has no obligation to take the needs of Lehman Brothers Holdings Inc. or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS HOLDINGS INC. AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE TRADEMARKS OF STOXX LIMITED AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY LEHMAN BROTHERS HOLDINGS INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED, AND STOXX LIMITED MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

THE FTSE 100 INDEX®

We have derived all information contained in this underlying supplement no. 1040 regarding the FTSE 100 Index®, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and the Financial Times, in association with the Institute and the Faculty of Actuaries. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the FTSE 100 Index® may be obtained at the FTSE website (www.ftse.com). Information contained in the FTSE website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the FTSE 100 Index® at any time from the Bloomberg Financial Markets page “UKX <Index> <GO>” or from the FTSE website at www.ftse.com.

FTSE 100 Index® Composition and Maintenance

The FTSE 100 Index® is a stock index calculated, maintained, published and disseminated by FTSE. The FTSE 100 Index® measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the FTSE 100 Index® began in February, 1984.

The 100 stocks included in the FTSE 100 Index® (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

The FTSE 100 Index® is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index® if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE 100 Index®. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

FTSE 100 Index® Calculation

The FTSE 100 Index® is calculated by (i) multiplying the per share price of each stock included in the FTSE 100 Index® by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the FTSE 100 Index®, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE 100 Index® and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index® and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE 100 Index® than will movements in share prices of companies with relatively smaller market capitalization.

Discontinuation of the FTSE 100 Index®; Alteration of Method of Calculation

FTSE has no obligation to continue to publish, and may discontinue the publication of, the FTSE 100 Index®. If FTSE discontinues publication of the FTSE 100 Index® and FTSE or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSE 100 Index® (such index being referred to herein as a “FTSE 100 Index® successor index”), then any Index closing level will be determined by reference to the level of such FTSE 100 Index® successor index at the close of trading on the relevant exchange or market for the FTSE 100 Index® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a FTSE 100 Index® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If FTSE discontinues publication of the FTSE 100 Index® prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no FTSE 100 Index® successor index is available at such time, or the calculation agent has previously selected an FTSE 100 Index® successor index and publication of such FTSE 100 Index® successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if FTSE (or the publisher of any FTSE 100 successor index) fails to calculate and publish a closing level for the FTSE 100 Index® (or any FTSE 100 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSE 100 Index® or FTSE 100 Index® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE 100 Index® or FTSE 100 Index® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the FTSE 100 Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the FTSE 100 Index® or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the FTSE 100 Index® or a FTSE 100 Index® successor index, or the level thereof, is changed in a material respect, or if the FTSE 100 Index® or a FTSE 100 Index® successor index is in any other way modified so that the FTSE 100 Index® or such FTSE 100 Index® successor index does not, in the opinion of the calculation agent, fairly represent the level of the FTSE 100 Index® or such FTSE 100 Index® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the FTSE 100 Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE 100 Index® or such FTSE 100 Index® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the FTSE 100 Index® or such FTSE 100 Index® successor index, as adjusted. Accordingly, if the method of calculating the FTSE 100 Index® or a FTSE 100 Index® successor index is modified so that the level of such FTSE 100 Index® or FTSE or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the FTSE 100 Index®), then the calculation agent will adjust such FTSE 100 Index® in order to arrive at a level of the FTSE 100 Index® or such FTSE 100 Index® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with FTSE

Lehman Brothers Holdings Inc. has entered into a non-transferable, non-exclusive license agreement with FTSE, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the FTSE 100 Index®, in connection with certain products, including the notes. All rights to the FTSE 100 Index® are owned by the FTSE, the publisher of the FTSE 100 Index®. Lehman Brothers Holdings Inc., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index®. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Lehman Brothers Holdings Inc. or the notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE INTERNATIONAL LIMITED (“FTSE”) OR BY THE LONDON STOCK EXCHANGE PLC (THE “EXCHANGE”) NOR BY THE FINANCIAL TIMES LIMITED (“FT”) AND NEITHER FTSE, THE EXCHANGE OR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE 100 INDEX® AND/OR THE FIGURE AT WHICH SUCH INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE 100 INDEX® IS COMPILED AND CALCULATED BY FTSE. HOWEVER, NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100 INDEX® AND NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE®”, “FT-SE®” AND “FOOTSIE®” ARE TRADEMARKS OF THE LONDON STOCK EXCHANGE PLC AND THE FINANCIAL TIMES LIMITED AND ARE USED BY FTSE INTERNATIONAL LIMITED UNDER LICENSE.

THE NIKKEI 225SM INDEX

We have derived all information regarding the Nikkei 225SM Index contained in this underlying supplement no. 1040, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Nikkei 225SM Index may be obtained at the Nikkei website (www.nni.nikkei.co.jp). Information contained in the Nikkei website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>” or from the Nikkei website at www.nni.nikkei.co.jp.

Nikkei 225SM Index Composition and Maintenance

The Nikkei 225SM Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei 225SM Index, as of the date of this underlying supplement, is based on 225 underlying stocks (the “Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225SM Index) be included in the Nikkei 225SM Index.

The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Nikkei 225SM Index Calculation

The Nikkei 225SM Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.341 as of October 1, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight

Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225SM Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225SM Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225SM Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225SM Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225SM Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225SM Index immediately after such change) will equal the level of the Nikkei 225SM Index immediately prior to the change.

An Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Underlying Stocks constituting the Nikkei 225SM Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225SM Index. Nikkei Inc. first calculated and published the Nikkei 225SM Index in 1970.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225SM Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225SM Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225SM Index, and these limitations, in turn, may adversely affect the value of the notes.

Discontinuation of the Nikkei 225SM Index; Alteration of Method of Calculation

Nikkei Inc. has no obligation to continue to publish the Nikkei 225SM Index, and may discontinue publication of the Nikkei 225SM Index at any time in its sole discretion. If Nikkei Inc. discontinues publication of the Nikkei 225SM Index and Nikkei Inc. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Nikkei 225SM Index successor index”), then any Index closing level will be determined by reference to the level of such Nikkei 225SM Index successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei 225SM Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Nikkei 225SM Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Nikkei Inc. discontinues publication of the Nikkei 225SM Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Nikkei 225SM Index successor index is available at such time, or the calculation agent has previously selected a Nikkei 225SM Index successor index and publication of such Nikkei 225SM Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Nikkei Inc. (or the publisher of any Nikkei 225SM Index successor index) fails to calculate and publish a closing level for the Nikkei 225SM Index (or any Nikkei 225SM Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei 225SM Index or Nikkei 225SM Index successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225SM Index or Nikkei 225SM Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Nikkei 225SM Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Nikkei 225SM Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Nikkei 225SM Index or a Nikkei 225SM Index successor index, or the level thereof, is changed in a material respect, or if the Nikkei 225SM Index or a Nikkei 225SM Index successor index is in any other way modified so that the Nikkei 225SM Index or such Nikkei 225SM Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei 225SM Index or such Nikkei 225SM Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Nikkei 225SM Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225SM Index or such Nikkei 225SM Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nikkei 225 Index or such Nikkei 225SM Index successor index, as adjusted. Accordingly, if the method of calculating the Nikkei 225SM Index or a Nikkei 225SM Index successor index is modified so that the level of the Nikkei 225SM Index or such Nikkei 225SM Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei 225SM Index), then the calculation agent will adjust its calculation of the Nikkei 225SM Index or such Nikkei 225SM Index successor index in order to arrive at a level of the Nikkei 225SM Index or such Nikkei 225SM Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Nikkei Digital Media, Inc.

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc. (“NDM”), who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225SM Index to third parties. The license agreement will grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Nikkei 225SM Index in connection with certain securities, including the notes.

The license agreement between NDM and Lehman Brothers Holdings Inc. will provide that the following language must be stated in this prospectus supplement.

The notes are not in any way sponsored, endorsed or promoted by Nikkei Inc. Nikkei Inc. does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Nikkei 225SM Index or the level of the Nikkei 225SM Index on any particular day or otherwise.

The Nikkei 225SM Index is compiled and calculated solely by Nikkei Inc. However, Nikkei Inc. shall not be liable to any person for any error in the Nikkei 225SM Index, and Nikkei Inc. shall not be under any obligation to advise any person, including any purchaser or vendor of the notes, of any error therein.

In addition, Nikkei Inc. gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225SM Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225SM Index.

“Nikkei” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225SM Index.

Our license agreement with NDM provides that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225SM Index by us or our affiliates.

THE S&P®/ASX 200 INDEX

We have derived all information contained in this underlying supplement no. 1040 regarding the S&P®/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Standard & Poor’s Australian Index Committee (the “S&P/ASX Committee”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the S&P®/ASX 200 Index may be obtained at the Australian Stock Exchange website (www.asx.com.au). Information contained in the Australian Stock Exchange website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the S&P®/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>” or from the Standard and Poor’s website at www.standardandpoors.com.

S&P®/ASX 200 Index Composition and Maintenance

The S&P®/ASX 200 Index is comprised of the S&P/ASX 100 Index stocks plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee. As of June 30, 2007, the S&P®/ASX 200 Index represented approximately 80% of the total market capitalization of the Australian market. The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. The S&P®/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS®)SM, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P®/ASX 200 Index. Global Industry Classification Standard (GICS®)SM and GICS(SM) are service marks of S&P and Morgan Stanley Capital International Inc., and GICS® is a trademark of S&P and Morgan Stanley Capital International Inc.

Set forth below are the sector breakdowns of the securities included in the S&P/ASX 200 Index as of October 31, 2007:

Sector Breakdown
Financials and Property	32.72%
Materials	23.38%
Industrials	9.68%
Property Trusts	8.63%
Consumer Staples	6.63%
Consumer Discretionary	5.35%
Energy	5.35%
Telecommunications Services	3.49%
Health Care	2.85%
Utilities	1.54%
Information Technology	0.39%

The Standard & Poor’s Australian Index Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the S&P®/ASX 200 Index is determined by the free float assigned to each stock by the Standard & Poor’s Australian Index Committee. Each index constituent’s free float is reviewed as part of the March quarterly review.

Only stocks listed on the Australian Stock Exchange are considered for inclusion in the S&P®/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P®/ASX 200 Index. A stock’s liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the S&P®/ASX 200 Index.

S&P®/ASX 200 Index Calculation

The S&P®/ASX 200 Index has a base value of 3,000. Calculation for the S&P®/ASX 200 Index is based on stock prices taken from the ASX and the index values are updated every 30 seconds as constituent prices change throughout the day. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

Discontinuation of the S&P® /ASX 200 Index; Alteration of Method of Calculation

The S&P/ASX Committee has no obligation to continue to publish, and may discontinue the publication of, the S&P®/ASX 200 Index. If the S&P/ASX Committee discontinues publication of the S&P®/ASX 200 Index and the S&P/ASX Committee or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P®/ASX 200 Index (such index being referred to herein as a “S&P®/ASX 200 Index successor index”), then any Index closing level will be determined by reference to the level of such S&P®/ASX 200 Index successor index at the close of trading on the relevant exchange or market for the S&P®/ASX 200 Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a S&P®/ASX 200 Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the S&P/ASX Committee discontinues publication of the S&P®/ASX 200 Index successor index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no S&P®/ASX 200 Index successor index successor index is available at such time, or the calculation agent has previously selected an S&P®/ASX 200 Index successor index and publication of such S&P®/ASX 200 Index successor index successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if the S&P/ASX Committee (or the publisher of any S&P®/ASX 200 Index successor index) fails to calculate and publish a closing level for the S&P®/ASX 200 Index (or any S&P®/ASX 200 Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P®/ASX 200 Index or S&P®/ASX 200 Index successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P®/ASX 200 Index or S&P®/ASX 200 Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the S&P®/ASX 200 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P®/ASX 200 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index, or the level thereof, is changed in a material respect, or if the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index is in any other way modified so that the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P®/ASX 200 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index, as adjusted. Accordingly, if the method of calculating the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index is modified so that the level of such S&P®/ASX 200 Index or S&P®/ASX 200 Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P®/ASX 200 Index), then the calculation agent will adjust such S&P®/ASX 200 Index in order to arrive at a level of the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license in exchange for a fee to use the S&P®/ASX 200 Index in connection with certain securities, including the notes.

The license agreement between Lehman Brothers Holdings Inc. and S&P provides that the following language must be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P or ASX. S&P and ASX make no representation, condition or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P®/ASX 200 Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P and of the S&P®/ASX 200 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the owners of the notes into consideration in determining, composing or calculating the S&P®/ASX 200 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE S&P INDEXES FROM SOURCES THAT S&P CONSIDERS RELIABLE, BUT S&P ACCEPTS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR, ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND ASX DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO EXPRESS OR IMPLIED

WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE S&P INDEXES OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS SECTION TO BE VOID.

THE CECE COMPOSITE INDEX®

We have derived all information contained in this underlying supplement no. 1040 regarding the CECE Composite Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Wiener Börse AG. The CECE Composite Index® is offered and maintained by Wiener Börse AG. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the CECE Composite Index®, including the country and industrial sector weightings of the securities included in the CECE Composite Index®, may be obtained at the Wiener Börse AG website (www.wienerborse.at). Information contained in the index portal website of Wiener Börse AG is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1040 or any terms supplement.

You can obtain the level of the CECE Composite Index® at any time from the Bloomberg Financial Markets page “CECEEUR <Index> <GO>” or from the index portal website of Wiener Börse AG at www.indices.cc.

CECE Composite Index® Composition and Maintenance

The CECE Composite Index® is calculated, published and disseminated by Wiener Börse AG. The CECE Composite Index® is a capitalization-weighted price index for the Central and Eastern Europe region consisting of all stocks included in the Czech Traded Index (“CTX”), the Hungarian Traded Index (“HTX”) and the Polish Traded Index (“PTX” and, collectively with CTX, HTX and the CECE Composite Index®, the “CECE Indices”). As of November 7, 2007, the CECE Composite Index® consisted of 27 stocks. The CECE Composite Index® is denominated in euros and reflects in real-time the movement of the underlying stocks, as well as currency updates, which occur every two minutes.

The CECE Composite Index® is not adjusted for dividend payments on the constituent stocks. It incorporates free float factors (defined as the percentage of the shares of the issuing company which are available for trading), intended to ensure that the weight of a particular stock in an index roughly corresponds to the fraction of the registered capital that is actually available for public trading on the stock exchange on which it trades. The free float factors are determined by Wiener Börse AG and reviewed quarterly by the CECE Index Committee according to the disclosures regarding the ownership structure of the listed companies provided by the domestic source exchanges, securities registrars and the relevant notifications made by the companies themselves. The CECE Composite Index® also incorporates a representation factor to ensure that a component stock of the CECE Composite Index® cannot exceed a maximum weighting cap of 25%. The representation factors and calculation parameters are reviewed on a quarterly basis. In addition, corporate actions including capital increases and stock splits may necessitate operational adjustments carried out so that such corporation actions do not affect the levels of the CECE Indices. In the event of trading suspensions lasting for more than five days of any of the stocks included in the CECE Indices, the voting members of the CECE Committee (comprised of representatives and members of Wiener Börse AG, financial institutions that issue financial products on the CECE Indices, academic consultants and local market experts) will decide what action, if any, should be taken. If any stock included in the CECE Indices is delisted, such stock is excluded from the applicable CECE Indices on the day as of which it is delisted.

The selection criteria for inclusion in the three country indices comprising the CECE Composite Index® are market capitalization, liquidity, availability of the prices, sector representativeness and market interest. Market capitalization and liquidity are the most important selection criteria. Shares with high capitalization but low liquidity (as a percentage of the total equity trading volume reported by the local exchange) may be disregarded by the CECE Committee. Generally, only the stocks listed in the most actively traded market segments are considered for inclusion in the CECE Indices.

CTX, HTX and PTX are not intended primarily to qualify as a benchmark for the performance of the Czech stock market, Hungarian stock market or the Polish stock market, respectively. Rather, their foremost purpose is to serve as an underlying for derivatives trading. The main emphasis lies on ensuring the tradability of each component stock and on preserving the replicability of the CTX, HTX and PTX. Therefore, CTX, HTX and PTX each comprise a sample of only 8 Czech blue chip stocks, 6 Hungarian blue chip stocks and 13 Polish blue chip stocks, respectively, which represent a basket of both relatively liquid and sufficiently tradable stocks.

CECE Composite Index® Calculation

The stock price data used for calculation of the CECE Indices are the prices in local currency from the local exchanges received by Wiener Börse AG from Reuters. The sources of the stock prices are: the Prague Stock Exchange for the CTX, the Budapest Stock Exchange for the HTX, and the Warsaw Stock Exchange for the PTX. If trading on a local exchange is suspended in one of the index stocks, the last stock price data received from Reuters by Wiener Börse AG is used in the calculation of the applicable CECE Index. Should no stock prices be determined for one of the index stocks, or if Wiener Börse AG does not receive the updated price data for a stock in the course of a trading day, the applicable CECE Index is calculated on the basis of the last stock price data received by Wiener Börse AG from Reuters.

The CECE Composite Index® is calculated on the basis of the following formula in euro, composed in part of the formulas for calculating the capitalization of the CTX, HTX and PTX in the respective local currency:

Discontinuation of the CECE Composite Index®; Alteration of Method of Calculation

Wiener Börse AG has no obligation to continue to publish the CECE Composite Index®, and may discontinue publication of the CECE Composite Index® at any time in its sole discretion. If Wiener Börse AG discontinues publication of the CECE Composite Index® and Wiener Börse AG or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “CECE Composite Index® successor index”), then any Index closing level will be determined by reference to the level of such CECE Composite Index® successor index at the close of trading on the relevant exchange or market for the CECE Composite Index® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a CECE Composite Index® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Wiener Börse AG discontinues publication of the CECE Composite Index® prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no CECE Composite Index® successor index is available at such time, or the calculation agent has previously selected a CECE Composite Index® successor index and publication of such CECE Composite Index® successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Wiener Börse AG (or the publisher of any CECE Composite Index® successor index) fails to calculate and publish a closing level for the CECE Composite Index® (or any CECE Composite Index® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the CECE Composite Index® or CECE Composite Index® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the CECE Composite Index® or CECE Composite Index® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the CECE Composite Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the CECE Composite Index® or any CECE Composite Index® successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the CECE Composite Index® or a CECE Composite Index® successor index, or the level thereof, is changed in a material respect, or if the CECE Composite Index® or a CECE Composite Index® successor index is in any other way modified so that the CECE Composite Index® or such CECE Composite Index® successor index does not, in the opinion of the calculation agent, fairly represent the level of the CECE Composite Index® or such CECE Composite Index® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the CECE Composite Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the CECE Composite Index® or such CECE Composite Index® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the CECE Composite Index® or such CECE Composite Index® successor index, as adjusted. Accordingly, if the method of calculating the CECE Composite Index® or a CECE Composite Index® successor index is modified so that the level of the CECE Composite Index® or such CECE Composite Index® successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the CECE Composite Index®), then the calculation agent will adjust its calculation of the CECE Composite Index® or such CECE Composite Index® successor index in order to arrive at a level of the CECE Composite Index® or such CECE Composite Index® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Wiener Börse AG

Wiener Börse AG and Lehman Brothers Holdings Inc. have entered into a non-exclusive license agreement providing for the right to use the CECE Composite Index®, which is owned and published by Wiener Börse, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Wiener Börse AG. Wiener Börse AG makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the CECE Composite Index® to track general stock market performance. Wiener Börse AG’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of Wiener Börse AG without regard to Lehman Brothers Holdings Inc. or the notes. Wiener Börse AG has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the CECE Composite Index®. The CECE Composite Index® is determined, composed and calculated by Wiener Börse AG without regard to Lehman Brothers Holdings Inc. or the notes. Wiener Börse AG is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Wiener Börse has no obligation or liability in connection with the administration, marketing or trading of the notes.

WIENER BÖRSE AG DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE CECE COMPOSITE INDEX® OR ANY DATA INCLUDED THEREIN AND WIENER BÖRSE AG SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. WIENER BÖRSE AG MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CECE COMPOSITE INDEX® OR ANY DATA INCLUDED THEREIN. WIENER BÖRSE AG MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CECE COMPOSITE INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WIENER BÖRSE AG HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“CECE COMPOSITE INDEX®” AND “CECEEUR®” ARE TRADEMARKS OF WIENER BÖRSE AG AND HAVE BEEN LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY WIENER BÖRSE AG AND WIENER BÖRSE AG MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE SWISS MARKET INDEX®

We have derived all information contained in this underlying supplement no. 1040 regarding the Swiss Market Index®, including its make-up, method of calculation and changes to its components from publicly available information. The SWX Swiss Exchange is a joint stock company established under the laws of Switzerland, operating a stock exchange authorized and regulated by the Swiss Federal Banking Commission. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Swiss Market Index® may be obtained at the SWX Swiss Exchange website (www.swx.com). Information contained in the SWX website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Swiss Market Index® at any time from the Bloomberg Financial Markets page “SMI <Index> <GO>” or from the SWX website at www.swx.com.

Swiss Market Index® Composition and Maintenance

The Swiss Market Index® is a stock index calculated, maintained and published by the SWX Swiss Exchange. The Swiss Market Index® is primarily a non-dividend-corrected index (price index), but is also published under the designation SMIC® (Swiss Market Index® cum dividend) as a performance index. This underlying supplement no. 1040 refers to the Swiss Market Index®, not the SMIC IC®, Index and notes linked to this underlying supplement shall be linked to the Swiss Market Index®, not the SMIC® Index. Publication of the Swiss Market Index® began on June 30, 1988 at a baseline value of 1,500 points.

The Swiss Market Index® represents approximately 90% of the free-float market capitalization of the Swiss equity market and is composed of a maximum of 30 of the largest and most liquid equities of the Swiss Performance Index (SPI®), a free-float-adjusted and dividend-corrected index that includes all SWX Swiss Exchange-traded equity securities of companies domiciled in Switzerland or the Principality of Liechtenstein.

Defining the Universe

The basic universe for admission to the Swiss Market Index® is the Swiss Performance Index (the “SPI”) which comprises all Swiss equities whose primary listing is on the SWX Swiss Exchange, with two exceptions:

(1) In order to be admitted to and remain in the SPI universe, a given security must meet a minimum free-float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Stocks, that are not admitted to the SPI universe on free float grounds are admitted if the minimum free-float rate of 20% has been met continuously over a period of three months.

(2) Investment companies are not included in the SPI; this is to prevent companies from being counted twice. Investment companies that invest exclusively in companies with no primary listing on the SWX may be admitted to the SPI upon request.

The component stocks included in the Swiss Market Index® are selected on their quarterly rankings and stringent requirements with regard to liquidity and market capitalization. To be admitted to the Swiss Market Index®, it must be part of the SPI and its market value must amount to a minimum of 0.45% of the overall SPI capitalization as of June 30 of a given year and must represent a minimum 50% of the average stock liquidity of the SPI® constituent stocks. The determination of the rankings of a maximum of 30 securities from the stock universe is calculated through a combination of market capitalization and the percentage sales at the market value of each individual security. For a security to be admitted to the Swiss Market Index®, it must have occupied rank 30th or above over four quarters and must occupy rank 25th or above as of June 30.

The composition of the Swiss Market Index® is reviewed annually by the Management Committee of the SWX Swiss Exchange, and adjustments are made on the basis of recommendation from the Index Commission and in compliance with Swiss Market Index®, Swiss Leader Index® (SLI®) and SPI® rules. Adjustments, if any, are made on the third Friday in September after the close of trading with at least two months prior notice. The time period used to evaluate which securities will be included in the Swiss Market Index® is July 1 through June 30. Provisional interim rankings are published at the end of the quarter on September 30, December 31 and March 31. The final adjustments to determine the new index equity components are based on the rankings as of June 30, which are calculated according to average capitalization and the turnover achieved during the one-year time period.

Swiss Market Index® Calculation

The Swiss Market Index® is a non-dividend-adjusted price index calculated according to the Laspeyres method, using a weighted arithmetic mean over a defined selection of securities. The formula is as follows:

The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the Swiss Market Index® by the divisor. The divisor is a technical number used to calculate the Swiss Market Index®. If the market capitalization changes due to a corporate event, the divisor, calculated on the evening of the day before the corporate event takes effect, changes while the index value remains the same. The Swiss Market Index® is calculated in real time, which means that it is recalculated and republished immediately following any change in the price of any security. The minimum interval between calculations is one second.

The securities included in the Swiss Market Index® are weighted according to their free float, meaning that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the commercial registry. Conditional and authorized capital does not count as issued and outstanding equity capital. The free float is also calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index.

The “open” index level of the Swiss Market Index® is calculated two minutes after the start of on-order book trading, as determined by the SWX Swiss Exchange and virt-x. The closing index level of the Swiss Market Index® is determined by the final closing prices of the Swiss Market Index® component securities at the close of trading, as determined by the SWX Swiss Exchange and virt-x. An established independent Recognized Investment Exchange (RIE) based in London and supervised by the Financial Services Authority, virt-x is the first cross-border trading platform for pan-European blue chips and is the home market for trading in the constituents of the Swiss Market Index®. In calculating the Swiss Market Index®, the last-paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SWX Swiss Exchange and virt-x are used.

Determining the Swiss Market Index® Component Securities

A selection list in which all SPI® securities are ranked and which forms the basis for the rankings is published by SWX Swiss Exchange. The position of each security is determined by a combination of the following criteria:

(1) Average free float capitalization (compared to the capitalization of the entire SPI®)

(2) Cumulated on-order book turnover (compared to the total turnover of the entire SPI®)

The rank order is determined by giving each of the above factors a weighting of 50% and determining a so-called “weighted market share”. The securities with the larger “weighted market share” are ranked higher on the list published by SWX Swiss Exchange.

In order to limit fluctuations in the Swiss Market Index®, there is a tolerance zone of 10%, which inhibits securities’ addition to and exclusion from the Swiss Market Index®. In the Swiss Market Index®, this tolerance is +/- 2 positions, i.e., it encompasses positions 19 through 22 in the Swiss Market Index®. A security is admitted to the Swiss Market Index® if it ranks 18th or better in the annual rankings. A share ranked 19th or 20th is admitted only if a share included in the Swiss Market Index® meets the exclusion criteria directly (position 23 or lower) and no share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place.

A security is excluded from the Swiss Market Index® if it ranked 23rd or lower in the annual rankings. A share ranked 21st or 22nd is excluded only if a share meets the admission criteria directly (position 18 or higher), and no share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place. In the cases of major market changes as a result of capital events such as mergers or new listings, the Executive Committee of the SWX Swiss Exchange can decide, at the request of the Index Commission, that a security should be admitted to the Swiss Market Index® outside the accepted admission period as long as it clearly fulfills the criteria. For the same reasons, a security can also be excluded if requirements for admission to the Swiss Market Index® are no longer fulfilled.

The number of securities and free float-shares is adjusted on two ordinary adjustment dates each year: at the close of trading on the third Friday in March and the third Friday in September. The announcement of the provisional new securities is made at least one month before the adjustment date, with the SWX Swiss Exchange reserving the right to take account of recent changes before the adjustment date, so the definite new securities are announced five days before the adjustment date.

In order to maintain the stability of the Swiss Market Index® and avoid frequent minor changes to the weighting, a change in the total number of outstanding securities leads to an extraordinary adjustment only if it is equal to or greater than 5%. If an increase amounts to a change of less than 5%, it is taken into account in the next event and added to it. If the cumulative change is equal to or greater than 5%, the total number of outstanding securities is adjusted outside the ordinary dates on the day of the corporate event responsible for the cumulative change. The adjustment of the total number of outstanding securities is made on the day of the corporate event.

If the free float changes by 10 or more percentage points in a given year, the extraordinary adjustment is made immediately. A notification period of 10 trading days applies. In exceptional cases, the SWX Swiss Exchange reserves the right to make this adjustment without observing the notification period. If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than 10 percentage points. After a takeover, the free float of the company in question is adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SWX Swiss Exchange may exclude the security from the relevant Swiss Market Index® family.

Dividend payments do not result in adjustments to the divisors of the Swiss Market Index®. Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the Swiss Market Index® divisor). However, distributions (e.g., special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in an adjustment to the divisor of the Swiss Market Index®. Dividend payments are always treated as gross amounts, including the withholding tax portion.

Swiss Market Index Component Securities

According to publicly available information, as of October 22, 2007, securities included in the Swiss Market Index® (the “Swiss Market Index® Constituent Securities”) consist of the companies listed below. The weighting of each of the Swiss Market Index® Constituent Securities within the Swiss Market Index® is also provided.

Name	% Weight in the Index
Nestle SA	19.4793
Novartis AG	14.6572
Roche Holding AG	13.7300
UBS AG	11.8467
Credit Suisse Group	7.3621
ABB Ltd	6.9970
Zurich Financial Services AG	4.9008
Compagnie Financiere Richemont SA	3.9899
Swiss Reinsurance	3.7065
Syngenta AG	2.5770
Holcim Ltd	2.5138
Julius Baer Holding AG	1.8625
Swatch Group AG	1.1282
Swiss Life Holding	1.0560
Adecco SA	0.8581
Swisscom AG	0.8331
Synthes Inc	0.8108
Nobel Biocare Holding AG	0.7530
Baloise Holding AG	0.6196
Clariant AG	0.3183

Set forth below are the sector breakdowns of the securities included in the Swiss Market Index® as of June 29, 2007:

Sector Breakdown
Financials	32.94%
Health Care	31.28%
Consumer Goods	21.29%
Industrials	9.62%
Basic Materials	4.11%
Telecommunications	0.77%

Discontinuation of the Swiss Market Index®; Alteration of Method of Calculation

SWX Swiss Exchange has no obligation to continue to publish, and may discontinue the publication of, the Swiss Market Index®. If SWX Swiss Exchange discontinues publication of the Swiss Market Index®, and the Swiss Market Index® or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Swiss Market Index® (such index being referred to herein as a “Swiss Market Index® successor index”), then any Index closing level will be determined by reference to the level of such Swiss Market Index® successor index at the close of trading on the relevant exchange or market for the Swiss Market Index® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a Swiss Market Index® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If SWX Swiss Exchange discontinues publication of the Swiss Market Index® prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Swiss Market Index® successor index is available at such time, or the calculation agent has previously selected a Swiss Market Index® successor index and publication of such Swiss Market Index® successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if SWX Swiss Exchange (or the publisher of any Swiss Market Index® successor index) fails to calculate and publish a closing level for the SWX Swiss Exchange Index (or any Swiss Market Index® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Swiss Market Index® or Swiss Market Index® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Swiss Market Index® or Swiss Market Index® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Swiss Market Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Swiss Market Index® or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Swiss Market Index® or a Swiss Market Index® successor index, or the level thereof, is changed in a material respect, or if the Swiss Market Index® or a Swiss Market Index® successor index is in any other way modified so that the Swiss Market Index® or such Swiss Market Index® successor index does not, in the opinion of the calculation agent, fairly represent the level of the Swiss Market Index® or such Swiss Market Index® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Swiss Market Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Swiss Market Index® or such

Swiss Market Index® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Swiss Market Index® or such Swiss Market Index® successor index, as adjusted. Accordingly, if the method of calculating the Swiss Market Index® or a Swiss Market Index® successor index is modified so that the level of such Swiss Market Index® or Swiss Market Index® or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Swiss Market Index®), then the calculation agent will adjust such Swiss Market Index® in order to arrive at a level of the Swiss Market Index® or such Swiss Market Index® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with SWX Swiss Exchange

Lehman Brothers Holdings Inc. has entered into a non-transferable, non-exclusive license agreement with SWX Swiss Exchange, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the Swiss Market Index® in connection with certain products, including the notes. All rights to the Swiss Market Index® are owned by the SWX Swiss Exchange, the publisher of the Swiss Market Index®. Lehman Brothers Holdings Inc., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Swiss Market Index®. In addition, the SWX Swiss Exchange has no relationship to Lehman Brothers Holdings Inc. or the notes. The SWX Swiss Exchange does not sponsor, endorse, authorize, sell or promote the notes and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY SWX SWISS EXCHANGE, AND SWX SWISS EXCHANGE MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE SWISS MARKET INDEX® AND/OR THE FIGURE AT WHICH SUCH INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE SWISS MARKET INDEX® IS COMPILED AND CALCULATED BY SWX SWISS EXCHANGE. HOWEVER, SWX SWISS EXCHANGE SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE SWISS MARKET INDEX®, AND SWX SWISS EXCHANGE SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“SWISS MARKET INDEX”, “SWISS LEADER INDEX® (SLI®)” AND “SWISS PERFORMANCE INDEX® (SPI®)” ARE TRADEMARKS OF SWX SWISS EXCHANGE AND ARE USED BY SWISS EXCHANGE UNDER LICENSE.